TRANSITION AND RETIREMENT AGREEMENT

THIS TRANSITION AND RETIREMENT AGREEMENT (“Agreement”) is entered into as of February 8, 2021 by Yuval Wasserman, residing in Denver, Colorado (“Executive”) and Advanced Energy Industries, Inc., a Delaware corporation, located at 1595 Wynkoop Street (8th Floor), Denver, Colorado 80202 (“AEI”), for and on behalf of itself and its predecessors, successors, assigns, parents, subsidiaries, branches, affiliated entities and related entities (collectively, the “Company”). Executive and Company are referred to in this Agreement as the “Parties.” This Agreement shall become effective on the Effective Date, as defined in Section 18.

WHEREAS, Executive, who is currently employed by AEI as its Chief Executive Officer, has indicated to the Company his desire to retire and voluntarily terminate his employment at some point in the future, and both Executive and the Company would like to provide for an orderly transition of Executive’s duties and responsibilities to a successor Chief Executive Officer between now and Executive’s retirement date;

WHEREAS, the Board of Directors of AEI (“Board”) are engaged in a process to identify a successor Chief Executive Officer;

WHEREAS, this Agreement sets forth the terms and conditions of Executive’s role with the Company on and after the Effective Date and any continuing obligations of the Parties to one another following the end of the employment relationship; and

WHEREAS, each of the Parties has had ample opportunity to review the facts and law relevant to the issues set forth in this Agreement, has consulted fully and freely with competent counsel of its and his choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source, and Executive has had a reasonable time in which to consider whether to sign this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

Section 1.Title and Provision of Services through Retirement Date.
(a)Executive shall continue to serve as the Chief Executive Officer of AEI, with the duties, responsibilities and authority consistent with such position, through the date that the successor Chief Executive Officer of AEI, as selected by the Board, assumes such role (the “Transition Date”).
(b)On the Transition Date, Executive shall cease to be AEI’s Chief Executive Officer, and except as provided in subsection (c), will be deemed to have resigned from any and all other positions he holds with the Company including, without limitation, President (if applicable) and a director of the Board, and will not thereafter represent himself as being an officer or director of the Company for any purpose.

(c)From and after the Transition Date, Executive shall remain employed as a special advisor to the Company (the “Special Advisor”) through Executive’s Retirement Date (as defined in Section 3). As the Special Advisor, Executive will have such duties, responsibilities and authority as may be mutually agreed upon between Executive and the Board and/or AEI’s successor Chief Executive Officer, which will include, at a minimum, succession planning, strategic planning and other services as reasonably requested by the Board or AEI’s successor Chief Executive Officer to ensure the orderly transition of duties to AEI’s successor Chief Executive Officer. As the Special Advisor, Executive shall remain employed and provide services to the Company on a full-time basis.
Section 2.Payments and Benefits. In consideration for Executive’s execution of and compliance with this Agreement, Executive shall be entitled to the following through the Retirement Date (as defined in Section 3, below):
(a)The Company shall continue to pay Executive a base salary at a rate no less than Executive’s base salary rate as in effect on the Effective Date;
(b)Executive shall continue to vest in his outstanding equity awards under the Company’s 2008 Omnibus Equity Incentive Plan, 2017 Omnibus Equity Incentive Plan and the 2018, 2019 and 2020 Long Term Incentive Plans (collectively, the “Equity Plans”) according to their terms;
(c)Executive shall continue to be eligible to participate in the 2020 Short Term Incentive Plan and the 2021 Short Term Incentive Plan (the “STI Plans”) at his current bonus incentive opportunity percentage, subject to the terms of the STI Plans, provided that Executive’s 2021 STI Plan award will be prorated to reflect only the portion of 2021 that Executive serves as CEO (e.g., the time between January 1, 2021 and the Transition Date);
(d)Executive shall continue to be eligible to participate in the October 2019 Artesyn Performance-Based Cash Integration Bonus Plan (the “Integration Bonus Plan”) at his current bonus incentive opportunity amount;
(e)Executive shall continue to be eligible to participate in the Company’s benefit plans as are provided to salaried employees and executives from time to time (the “Benefit Plans”); and
(f)Subject to Section 3, Executive shall continue to be covered by that certain Executive Change in Control & General Severance Agreement in effect between Executive and Company dated August 2, 2018 (the “Severance Agreement”).

Executive acknowledges and understands that, except as listed above, this Agreement provides no other rights to compensation or benefits for the period from the Effective Date through the Retirement Date.

Section 3.Retirement Date; Benefits and Responsibilities after Retirement.
(a)The Executive’s “Retirement Date” shall mean the date that Executive’s employment with the Company terminates on the first to occur of the following:

i.the later of the first anniversary of the Transition Date or March 31, 2022 (or such later date as is mutually agreed upon by Executive and the Company in writing);
ii.the date Executive provides his written notice of resignation of employment, in any and all capacities, from the Company to the Board;
iii.the date the Company provides written notice to Executive that he is being terminated for Cause (as defined in the Severance Agreement) or due to Long-Term Disability (as defined in the Severance Agreement);
iv.the date of Executive’s death;
v.a CIC Termination (as defined in the Severance Agreement); or
vi.an Involuntary Termination (as defined in the Severance Agreement), before the Transition Date. For clarity, after the Transition Date, Executive’s employment can only be terminated pursuant to subsections (i)-(v) above, and not this subsection (vi).
(b)Upon the Retirement Date, Executive’s right to receive the compensation and benefits described in Section 2 hereof shall cease, and:
i.	if the Retirement Date occurs on or before the Transition Date, then Executive (or his estate or beneficiaries, if applicable) shall be entitled to the compensation and benefits provided for in the Severance Agreement, if any, based on the reason for Executive’s termination of employment;
ii.	if the Retirement Date occurs after the Transition Date:
A.	Due to a CIC Termination (as defined in the Severance Agreement), then Executive shall be entitled to the compensation and benefits provided for in the Severance Agreement due to such CIC Termination, provided, however, that the payment described under Section 5(a)(ii) of the Severance Agreement shall be offset by the amount of base salary and amounts paid under the STI Plans to Executive after the Transition Date; and
B.	For any reason other than a CIC Termination, then Executive (or his estate or beneficiaries, if applicable) shall only have the rights provided after such termination of employment, if any, as specifically provided under the terms of the Equity Plans, any equity award agreements, the STI Plans, the Integration Bonus Plan and the Benefit Plans, or as otherwise required by law.

For clarity, if the Retirement Date occurs after the Transition Date, then Executive will not be entitled to the benefits described in Section 6 (General Severance) of the Severance Agreement.

Notwithstanding anything to the contrary herein, if Executive’s employment terminates as a result of his death (whether before or after the Transition Date), then, for twelve (12) months after the date of his death, provided Executive’s spouse timely elects COBRA continuation coverage, the Company shall continue to provide Executive’s spouse with the health insurance benefits which Executive was enrolled as of the date of his death at active employee rates (subject to any changes to such benefits as are applied to similarly-situated actively employed executives).

Following the Retirement Date, (i) Executive will not thereafter represent himself as being an officer, director, employee, attorney, agent or representative of the Company for any purpose and (ii) Executive agrees to fully cooperate with the Company, upon the Company’s reasonable request, with respect to any and all claims, disputes, negotiations, internal or external investigations, lawsuits or administrative proceedings involving matters within the scope of Executive’s duties and responsibilities to the Company at any time during Executive’s employment with the Company, including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and identifying for the Company all Company documents which are or may be relevant to the matter. Executive shall be entitled to indemnification and the advancement of expenses as provided in Section 43 of the Amended and Restated By-Laws (Updated Through the Fifth Amendment) of the Company, without regard to any subsequent amendments thereto. The Company shall also use commercially reasonable efforts to continue coverage for Executive under its Directors and Officers Insurance for a minimum tail period of five (5) years following Executive’s Retirement.

Section 4.Valid Consideration. Executive and the Company agree that the compensation and benefits described in this Agreement provide valid and sufficient consideration for the obligations of Executive including but not limited to the waiver and release included in Section 6.
Section 5.Reaffirmation of Restrictive Agreement. Executive acknowledges that he shall continue to be bound by confidentiality, proprietary information, inventions and non-solicitation provisions of the following agreement, both now and after the Retirement Date: Confidentiality, Proprietary Information, Inventions and Non-Solicitation Agreement dated August 10, 2007 (the “Restrictive Agreement”).
Section 6.Waiver and Release. To the extent permitted by applicable law, in exchange for the consideration provided in this Agreement, Executive, for himself and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, “Releasors”) irrevocably and unconditionally fully and forever waives, releases and discharges the Company and each and all of its present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, attorneys, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with, and individually in their official capacities (collectively, “Releasees”) from any and all claims, demands, actions, causes of action, obligations, judgments, rights, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claim” or “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to Executive’s hire, benefits, or employment arising out of events occurring on or before the Effective Date and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before the

Effective Date, including, but not limited to any claims, under the United States Constitution, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, 42 U.S.C. section 1981, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, and/or any other federal, state or local law (statutory, regulatory or otherwise), as any of them may be amended, that may be legally waived and released and any common law tort and/or contract claims, including, but not limited to, any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Except as otherwise set forth below, Executive agrees that his waiver and release of claims extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to Executive’s employment with the Company.

Nothing in this Agreement will be construed to (a) limit or affect Executive’s right to challenge the validity of this release; (b) in any way interfere with Executive’s right and responsibility to give truthful testimony under oath; or (c) prohibit Executive from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, or the Securities and Exchange Commission. However, Executive expressly promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies with respect any Claim that Executive has released in this Agreement.

Furthermore, this waiver and release of claims excludes, and Executive does not waive, release or discharge, any claims under state workers’ compensation or unemployment compensation laws Executive has against the Company and/or any claims by Executive that cannot be released by a private settlement agreement. In addition, nothing in this Agreement waives, releases or discharges (i) any claim regarding rights of indemnification and receipt of legal fees and expenses to which Executive is entitled under the Company’s Certificate of Incorporation or By-laws (or similar instrument) or pursuant to applicable law, (ii) any of Executive’s vested rights under the terms of the Equity Plans, any equity award agreements, the STI Plans, the Integration Bonus Plan and the Benefit Plans, and (iii) any claim to amounts due but not yet provided under Section 3.

Section 7.Return of Property. Upon the Retirement Date, Executive will:
(a)return to the Company all of the Company’s property, including, but not limited to, all copies of Company files and records (including all records, vendor/client lists, other lists, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, and memoranda), credit cards, pagers, computers, computer files, equipment, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from the Company or any of its current or former executives or generated by Executive in the course of employment, provided that Executive shall be allowed to port and retain his mobile number and, further, Executive shall be permitted to remove any and all personal information from all computers and other devices; and

(b)take reasonable measures to delete any electronic data and files pertaining to Executive’s job or the Company’s business operations existing on Executive’s personal computers, other personal electronic devices, and any email account maintained or accessible by Executive.
Section 8.Mutual Non-Disparagement. From and after the Effective Date (including after the Retirement Date) Executive will not make any statements, whether orally or in writing, about the Company or any of its present or former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, or any of their successors or assigns, or to engage in conduct, in either case which could reasonably be expected to adversely affect the reputation or business of the Company and/or any of its present or former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns. Similarly, the members of the Executive Team and the Board will be directed not to make, and shall not make, any statements, whether orally or in writing, about Executive, or engage in conduct, in either case which could reasonably be expected to adversely affect the reputation and business of Executive.
Section 9.Permitted Communications. Executive acknowledges that nothing in this Agreement prohibits or restricts Executive from initiating communications directly with, responding to any inquiry from, or providing information to or testimony before, the Securities and Exchange Commission, Department of Justice, or any other governmental agency or self-regulatory organization, about actual or potential violations of laws or regulations. Executive further acknowledges that Executive is not required to obtain the Company’s prior authorization before engaging in such communications, nor is Executive required to inform the Company about such communications.
Section 10.No Admission. The Parties agree and acknowledge that this Agreement, and compliance with this Agreement, will not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Executive or any person, or violation of any order, law, statute, duty, or contract whatsoever against Executive or any person.
Section 11.Assignment. This Agreement will be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement. Any purported assignment by Executive will be null and void.
Section 12.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement will be held as unenforceable and thus stricken, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the Parties with any such modification to become a part of, and treated as though originally set forth in, this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. However, if a court should hold that Executive’s waiver and release of claims is void or voidable, in whole or in part, the Company at its election may recover the excess Benefits paid or provided under this Agreement.

Section 13.Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement (except that Executive will continue to be bound by the Restrictive Agreement). Executive acknowledges and confirms that he will be entitled to the benefits of the Severance Agreement only as set forth in Section 4 and that he will not be entitled to duplicative compensation or benefits. Executive represents and acknowledges that in executing this Agreement, Executive did not rely and has not relied upon any representation or statement made by the Company or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement may be modified only in a written document signed by the Parties and referring specifically to this Agreement.
Section 14.Interpretation; Governing Law. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties. Except to the extent that federal law applies, this Agreement is entered into under Colorado law and will be construed and governed under the laws of the State of Colorado without regard to its conflict of laws principles.
Section 15.Arbitration and Equitable Relief.
(a)The Company and Executive agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach thereof, will be finally settled by binding arbitration in Denver, Colorado under the then current rules of JAMS by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator, will be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator will have no authority to award, punitive or exemplary damages against any party. Unless otherwise required by applicable law, the costs of the arbitration, including administrative and arbitrator’s fees, will be shared equally by the Parties. Each party will bear the cost of its own attorneys’ fees and expert witness fees. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company prior to the Retirement Date, and if Executive is required to initiate arbitration in order to receive the compensation and benefits described in Section 3 through the Retirement Date, and if the arbitrator determines that Executive’s employment was not terminated in accordance with Section 3, then Executive shall be awarded all of the fees he expends in connection with the enforcement of this Agreement, including reasonable attorneys’ fees.

(b)The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator.
(c)EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 15. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE WILL BE OBLIGATED TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 15(b), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.
Section 16.Taxes. Any payments and benefits provided herein shall be paid net of any taxes that the Company is required to withhold. The Company makes no representations with regard to the effect on Executive’s federal, state, or local income tax liability with regard to the payments or benefits hereunder. Executive hereby assumes full and sole responsibility for payment of taxes due, if any, on the consideration provided hereunder or under the Severance Agreement and further agrees to defend, indemnify, and hold the Company harmless from and against any loss, liability, obligation, action, cause of action, claims, demands, or other expenses of any nature whatsoever, relating to, in connection with, or arising out of the payment of said taxes and interest, and/or penalties imposed, arising out of any such tax.
Section 17.Section 409A. The Company and Executive intend that this Agreement and the payments provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible; or to the extent Section 409A is applicable to this Agreement, the Company and Executive intend that this Agreement and any payments thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments hereunder) failing to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if at the time Executive’s employment hereunder terminates Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within six months following the date of Executive’s separation from service shall not be paid to Executive during such period, but shall instead be paid in a lump sum on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service or, if earlier, upon Executive’s death.

Section 18.Knowing and Voluntary Acknowledgement; Effective Date. Executive agrees and acknowledges that: (a) he has read the terms of this Agreement and understands all of its terms; (b) he is hereby advised of his right to consult with an attorney of his choice prior to executing this Agreement; (c) this Agreement represents an important legal and binding agreement, that he is executing this Agreement voluntarily, free from duress, undue pressure or influence, harassment or intimidation and that he enters into it with full knowledge of its intent and terms; and (d) he is not waiving or releasing rights or claims that may arise after his execution of this Agreement.

Executive understands and agrees that he has been given at least 21 days (the “Consideration Period”) within which to consider this Agreement and its ramifications and discuss the terms of this Agreement with the Company before executing it. Executive further acknowledges that any modification of this Agreement, whether material or immaterial, will not restart or change the Consideration Period. Executive further understands and agrees that once Executive signs this Agreement, he will have an additional 7 days in which to revoke his acceptance of this Agreement. To do so, Executive must provide notice of revocation prior to the expiration of the 7-day revocation period to Thomas O. McGimpsey, Executive Vice President & General Counsel in writing via hand delivery, or by e-mail to tom.mcgimpsey@aei.com, or to his designated successor, which notice will be effective upon delivery. Provided Executive has not revoked his acceptance of this Agreement during such 7-day revocation period, this Agreement shall become effective the eighth day after Executive signs this Agreement (the “Effective Date”).

Section 19.Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, but all of which, taken together, will constitute the same instrument; provided, however, that this Agreement will be of no force or effect unless executed by both Parties. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 20.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

ADVANCED ENERGY INDUSTRIES, INC.EXECUTIVE

By: /s/ Tom McGimpseyBy: /s/ Yuval Wasserman

Tom McGimpseyYuval Wasserman

EVP and Chief Administrative Officer

Date: February 8, 2021Date: February 8, 2021